UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2007
Merrill Lynch & Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area	(212) 449-1000
code:

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1: FORM OF AGREEMENT
EX-99.1: PRESS RELEASE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
 (c) On November 14, 2007, Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced that John A. Thain, 52, has been elected as a director and appointed Chairman and Chief Executive Officer of Merrill Lynch effective December 1, 2007.
Mr. Thain served as the Chief Executive Officer, Director and Member of Management Committee of NYSE Euronext, Inc. Prior to joining the NYSE in January 2004, he served as president and chief operating officer of Goldman Sachs Group, Inc. since July 2003 and was previously president and co-chief operating officer from May 1999 through June 2003; he had been a director since 1998. From 1994 to 1999, he served as chief financial officer and head of operations, technology and finance. From 1995 to 1997, he was also co-chief executive officer for European operations.
The company’s related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.
(e) On November 14, 2007, Merrill Lynch entered into an agreement with Mr. Thain that covered the terms on which he would join Merrill Lynch (the “Agreement”). Under the terms of the Agreement, Mr. Thain will join Merrill Lynch effective December 1, 2007. The financial terms of the agreement include (1) an annual salary of $750,000; (2) a cash bonus for fiscal year 2007 of $15,000,000 in recognition that Mr. Thain will not receive a bonus from the NYSE for 2007; (3) compensation for the forfeiture of unvested equity awards from the NYSE, including: (A) Merrill Lynch stock options (replacement options) with a Black Scholes value and vesting, expiration and other terms that are the same as the NYSE stock options he is forfeiting, and (B) Merrill Lynch restricted stock units with the same value and vesting terms as the NYSE restricted stock units that he is forfeiting; and (4) sign-on equity awards consisting of 1,800,000 Merrill Lynch stock options (sign-on options), two thirds of which are subject to performance vesting requirements, and 500,000 restricted stock units (sign-on restricted units). The Agreement does not provide for any guaranteed bonus payments for future years. Mr. Thain’s future bonus compensation will be determined annually by the Management Development and Compensation Committee of the Board.
The exercise price of the sign-on and replacement stock options will be equal to the mean of the high and low sales prices of Merrill Lynch Common Stock on the trading day prior to Mr. Thain’s start date (start date price). The sign-on restricted units will vest and be payable in shares in five annual installments on the first five anniversaries of Mr. Thain’s start date, or, if earlier, upon a change in control of Merrill Lynch. One third of the sign-on stock options will vest and become exercisable in two equal annual installments on the first two anniversaries of the start date, or, if earlier, upon a change in control of Merrill Lynch. An additional third of the sign-on stock options will vest and become exercisable if the average of Merrill Lynch’s closing stock prices over any 15 consecutive trading days is at least equal to the sum of the start date price plus $20, or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum. The final third of the sign-on stock options will vest and become exercisable if the average of Merrill Lynch closing stock prices over any 15 consecutive trading days is at least equal to the sum of the start date price plus $40, or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum. In no event will the sign-on stock options become exercisable, whether or not vested, prior to the second anniversary of the start date, unless Mr. Thain is terminated without cause, dies or becomes disabled. Notwithstanding the foregoing, the equity awards described above will, in the event of death or termination without cause, fully vest and become exercisable, or, in the case of disability or retirement (in accordance with Merrill Lynch’s applicable retirement eligibility policy), continue to vest over their stated vesting schedule.
The Agreement provides that Mr. Thain’s future bonus compensation will be determined annually by the Management Development and Compensation Committee of the Board. The Agreement also provides Mr. Thain will not be entitled to any severance or pension benefits (other than under broad-based tax qualified plans) and will not be entitled to a change-in-control severance agreement or any perquisites, other than a car and driver, and will only be provided use of the company aircraft for business purposes. Mr. Thain will be entitled to certain tax gross-up payments if he is subject to excise taxes in the event of a change in control of Merrill Lynch. Mr. Thain will also sign a standard Merrill Lynch executive covenant agreement which provides for a 6-month notice period prior to termination of employment and limitations on hiring or soliciting employees or competing with Merrill Lynch post termination.
The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
             (d)     Exhibits
10.1	Form of Agreement dated November 14, 2007 with John A. Thain

99.1	Press release of Merrill Lynch & Co., Inc. dated November 14, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.

(Registrant)

By:	/s/ Judith A. Witterschein

Judith A. Witterschein
Corporate Secretary

Date: November 16, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Agreement dated November 14, 2007 with John A. Thain

99.1	Press release of Merrill Lynch & Co., Inc. dated November 14, 2007